PrimeSource Mortgage, Inc.	National
Corporate Office	Press
1112 North Main Street	Release
Roswell, NM 88201

FOR IMMEDIATE RELEASE
March 9, 2011

Contact
Name:            Jeffrey R. Smith
Title:              President and CEO
Phone:           575-624-4170
E-Mail:          jeff@wewalkyouhome.com

PSM HOLDINGS, INC. (PSMH) AND UNITED COMMUNITY MORTGAGE CORP.
 SIGN DEFINITIVE AGREEMENT

(Roswell, NM, 03/09/11) — PSM Holdings, Inc. (OTCBB: PSMH-OB), has entered into an Agreement and Plan of Merger with United Community Mortgage Corp., UCMC, and Edward Kenmure, its sole shareholder.  At the closing, UCMC, will become a wholly owned subsidiary of PSMI and become our New York and New Jersey branch.  Mr. Kenmure will receive 2,392,858 PSMH shares in exchange for all the outstanding equity securities of UCMC.  The closing of the transaction is scheduled for March 15, 2011, and is subject to certain conditions, including no material changes in the business or financial condition of the entities.

Ron Hanna, President and CEO of PSMH stated, "We are thrilled about this acquisition.  The addition of Mr. Kenmure and UCMC, which is a full-eagle mortgage banking company, will create the foundation for the future growth of our company.  In addition, we are looking forward to moving into the New York and New Jersey market place."

Mr. Kenmure, who will sit on the Board of Directors of PSMH stated, "I am very pleased to announce my association with PSMI and PSMH.  I believe joining a larger mortgage banking network, and the public nature of PSMH, will greatly enhance my mortgage business and I look forward to our long term relationship."

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, PrimeSource Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in 15 states across the United States, and oversees the operations of more than 30 branches.  For more information, visit http://www.psmholdings.com.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2011. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

    Contact:
    Jeffrey R. Smith, President and CEO
    575-624-4170
    jeff@wewalkyouhome.com